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                                                                  Exhibit 99.1

(LOGO)


CONTACTS:

Jeffrey Hodnett                                       Leanne Agurkis
NaviSite, Inc.                                        Blanc and Otus
978.946.7833                                          617.451.6070
Jhodnett@navisite.com                                 lagurkis@blancandotus.com

              NAVISITE ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

         NaviSite demonstrates progress toward profitability, successful integration of recent acquisitions and launch of important new products

ANDOVER, MASS. - JUNE 17, 2003 - NaviSite, Inc (NASDAQ: NAVI), a leading provider of Managed Application, Messaging and Infrastructure Services, today announced continued progress towards profitability during the third quarter of its fiscal year. The company reported revenue increasing to $15.9 million and a lowered run-rate EBITDA loss for the third consecutive quarter. NaviSite also reported significant progress in the integration of the Conxion and Interliant businesses it has purchased. As of June 16, 2003, all of the former customers of Conxion Corporation have been deployed on a single NaviSite platform, resulting in increased operational efficiency while maintaining the high quality of service for which NaviSite is known.

Further, on June 3, 2003, NaviSite launched the first product in its flagship "A-Services" product set. The Collaborative Application Management (CAM) Platform is the cornerstone of the new product portfolio and the launch has been well received by the market.

"Tier 1 Research has long been a believer that behind any successful MSP will be a platform for controlling, scaling, and automating the delivery of infrastructure and application services. NaviSite's CAM enables mid-tier SIs, that do not have these resources, to better compete with the likes of IBM or EDS, by leveraging NaviSite's platform to extend its service offering and capabilities." said Andrew Schroepfer, president of Tier 1 Research.

THIRD QUARTER FINANCIAL RESULTS

For the third quarter of fiscal 2003, consolidated revenues were $15.9 million. This compares to revenues

         Corporate Headquarters: 400 Minuteman Road Andover MA 01810 USA
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of $14.8 million for the second quarter fiscal 2003. Gross margin profitability increased in the third quarter to 14%, compared to 12% in the second quarter.

In the third quarter, NaviSite posted a net loss of $11.0 million. This compares with a net loss of $19.8 million for the second quarter ended January 31, 2003. For the third quarter, EBITDA loss was $6.0 million compared with an EBITDA loss of $3.5 million in the second quarter fiscal 2003. Included in third quarter EBITDA were non-run rate expenses of $5.2 million: $3.8 million resulting from the costs of impaired leased facilities, $0.9 million write-down of assets held for sale and $0.9 million in severance costs, partially offset by $0.7 million in one-time settlements. Included in the second quarter EBITDA were non-run rate expenses of $2.5 million related to impairment of leases. Net of these non-recurring events, run-rate EBITDA loss for the third quarter was $ 0.8 million compared with a run-rate EBITDA loss of $1.0 million in the second quarter.

                                                     the three months ended
RUN RATE EBITDA SUMMARY                     -------------------------------------------
In thousands, unaudited                     4/30/2003       1/31/2003        10/31/2002
                                            ---------       ---------        ----------
NET LOSS, AS REPORTED                        $(10,992)       $(19,801)        $(9,195)
Depreciation                                    2,236           2,839           1,922
Interest, net                                   2,291          13,337           3,492
Taxes                                               6               -               -
Amortization of intangibles                       474              75              26
CBTM EBITDA (as-if pooling adjustment)              -               -          (1,650)
                                             --------        --------         -------
EBITDA                                         (5,985)         (3,550)         (5,405)

Restructuring Costs                             1,107             393           1,000
Lease and Asset Impairments                     4,842           2,438               -
One time Settlements                             (737)           (290)              -
                                             --------        --------         -------
Run Rate EBITDA                              $   (773)       $ (1,009)        $(4,405)
                                             ========        ========         =======

As of April 30, 2003, NaviSite had $7.3 million in available cash as compared with $11.2 million on January 31, 2003.

As disclosed in documents filed with the SEC on Tuesday , June 17, 2003, NaviSite repaid approximately $3.9 million of a outstanding $45.0 million note payable to ClearBlue Technologies, Inc. (CBT) and its
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affiliates with receivables due NaviSite by CBT. The approximately $3.9 million repaid by NaviSite consisted of $1.9 million of intercompany amounts due NaviSite by CBT and an additional $2.0 million CBT note payable to NaviSite. Additionally, CBT has sent written notice that it has elected to convert the remaining $41.2 million debt into 10,571,263 shares of NaviSite common stock effective as of June 19, 2003.

SENIOR MANAGEMENT APPOINTMENTS

During this past quarter, NaviSite has continued to aggressively pursue its corporate strategy on several fronts. In an effort to further bolster the senior management team, NaviSite announced the appointment of Arthur Becker as CEO in February 2003, replacing Trish Gilligan. In April, Jim Pluntze, NaviSite's former audit committee chair, was appointed to the role of CFO replacing Kevin Lo. Gabriel Ruhan, a current member of the board, was appointed to the position of COO, also replacing Kevin Lo. All three of these appointments bring excellent management skill and a strong commitment to the long-term future of NaviSite.

In April, concurrent with the departure of Jim Pluntze from the board, NaviSite added Larry Schwartz, senior vice president of operations and chief restructuring officer for the estate of Genuity, Inc., to its Board of Directors.

ACQUISITION ACTIVITIES

In February 2003, NaviSite completed the acquisition of Avasta, Inc., a leading provider of managed application services. Avasta brings managed application expertise, a strong channel and loyal customer base in the mid-market to the NaviSite portfolio. In April 2003, NaviSite completed the acquisition of Conxion Corporation, a Silicon Valley-based managed services provider. Conxion provides software distribution services and security expertise for mid-market enterprise customers. In May 2003, NaviSite was the prevailing bidder for certain assets and liabilities of Interliant, Inc., a managed infrastructure solutions provider headquartered in Purchase, New York. Interliant specializes in managing corporate email, messaging and collaboration applications, and IT infrastructure for more than 300 customers. Each of these acquisitions brings assets, talent and a mature customer base that are complimentary to the NaviSite business and enhance its market position.

Currently, NaviSite employs 450 individuals who help deliver a spectrum of infrastructure, application and messaging services in over 17 locations in 15 cities within the United States and the United Kingdom.
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"We are building our company to be a reliable, every day dependable provider of outsourced business processes," said Arthur Becker, CEO of NaviSite. "By integrating our recent acquisitions, we continue our evolution into a viable outsourcing solution. We have the people, the technological process and capability, the expertise, and the experience to provide a collection of Internet-based services from basic colocation to complex application management. With over 500 customers on a nationwide footprint and third quarter revenues reaching nearly $16 million, we intend to be the leader in our field and provide a complete suite of outsourced solutions for the Fortune 2000 enterprise customer."

PRODUCT UPDATE

In June 2003, NaviSite announced the introduction of a new Collaborative Applications Management (CAM) platform as part of a new line of managed service offerings called NaviSite A-ServicesSM, which will continue to roll out during the summer of 2003. Consistent with the stated strategy to go to market with a targeted set of system integrators and independent software vendors, CAM specifically enables mid-tier SIs to expand their offerings to include ongoing application management services by leveraging NaviSite's investment in technology and processes. This will allow these SI's to effectively compete with major outsourcing providers for mid-market customers.

"Our mission, to provide an adaptable set of Application and Infrastructure Management Services for mid-sized enterprises, is driving every decision we've made," said Gabe Ruhan, COO of NaviSite. "We will continue to focus our efforts toward the 'sweet-spot` in the mid-market. Our customers like dealing with us primarily because we do what they need and do it well. They also like working with us because we relate to them. In the mid-market, many customers are seeking alternatives to the behemoth and impersonal outsourcing factories. They work with us because we listen to what they need and then do everything in our power to deliver it and more."

"For the third consecutive quarter, NaviSite has made strides in its progress to profitability by increasing revenue while reducing our run-rate EBITDA loss," said Jim Pluntze, CFO of NaviSite. "Through increased fiscal diligence and by leveraging the operational efficiency that NaviSite is known for, we have been able to successfully integrate the benefits of our recent Conxion and Interliant acquisitions."

CALL INFORMATION

DATE: Tuesday, June 17, 2003, TIME: 8:30 A.M. Eastern Standard Time
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CALL IN NUMBER: 888.339.2688  | International Dial In #: 617.847.3007
PASS CODE: NAVISITE

Call-in details can also be found on NaviSite's corporate website at www.navisite.com/earningsCall, as well as an audio replay of the call for the 48 hours following

ABOUT NAVISITE, INC.

Founded in 1997, NaviSite, Inc, (NASDAQ: NAVI) is a leading provider of application, messaging and infrastructure management services. Selling to more than 500 customers consisting of mid-market enterprises, divisions of large multinational companies, and government agencies, NaviSite offers three distinct product lines: A-Services, an advanced portfolio of application management, development, and hosting services; and I-Services, a set of infrastructure services consisting of colocation hosting, bandwidth, and content and software delivery, and M-Services, a suite of outsourced and managed messaging applications built on Lotus Domino, and Microsoft Outlook. Headquartered in Andover, MA, NaviSite has offices in Silicon Valley, Virginia and New York and also owns or operates 17 data centers throughout the US and UK. For more information, please visit www.NaviSite.com or call 888-298-8222 (East Coast) or 888-755-5525 (West Coast). NaviSite is headquartered at 400 Minuteman Road, Andover, MA 01810, USA.

                                      # # #

This release contains forward-looking statements that address a variety of subjects, including cost savings, cost synergies, restructuring plans and efficiency gains, as well as expectations relating to revenues and profitability. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward- looking statements: NaviSite's acquisition of the various businesses may not produce expected cost savings, operational efficiencies or revenues; NaviSite's products, technologies and resources may not successfully interoperate with the technology, resources and/or applications of third parties; further slow down in general economic conditions; the loss of customers due to the shutdown of their businesses; decreased or delayed purchase patterns of prospective or current customers or loss of current customers and market consolidation; the decreased renewal rate of our customers; increased competition and technological changes in the markets in which NaviSite competes; the effects of any combination involving ClearBlue Technologies, Inc. and affiliated entities; the effects of any future acquisitions of businesses or technologies; changes in the uses of the Internet; and possible failure of systems or internal infrastructure. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K of NaviSite and the most recent Quarterly Report on Form 10-Q of NaviSite.

                                      # # #
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                         NAVISITE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                          APRIL 30,          JULY 31,
                                                             2003              2002
                                                             ----              ----
Assets:
Current Assets:
       Cash and cash equivalents                          $   7,346         $  21,842
       Accounts receivable, net                              10,419             3,553
       Due from Affiliates                                    4,141             3,724
       Assets available for sale                                 80             1,022
       Prepaid expenses and other assets                      2,155             3,292
                                                          ---------         ---------
Total current assets                                         24,141            33,433

Property and equipment, net                                  16,441            12,412
Intangible assets                                             4,560                 -
Goodwill                                                      3,693                 -
Restricted cash                                               3,865             3,850
Other assets                                                  5,511             3,839
                                                          ---------         ---------
Total assets                                              $  58,211         $  53,534
                                                          =========         =========
Liabilities and Stockholders' (Deficit)/Equity
Current liabilities                                       $  33,108            16,917
Other liabilities                                            31,222            28,073
                                                          ---------         ---------
Stockholders' (Deficit)/Equity:
       Capital stock                                        371,725           345,882
       Translation adjustment                                    (1)                -
       Accumulated Deficit                                 (377,843)         (337,338)
                                                          ---------         ---------
Total stockholders' (deficit)/equity                         (6,119)            8,544
                                                          ---------         ---------
Total liabilities and stockholders' deficit/equity        $  58,211         $  53,534
                                                          =========         =========

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                         NAVISITE, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                       THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                            APRIL 30,                         APRIL 30,
                                                                            ---------                         ---------
                                                                     2003             2002             2003              2002
                                                                     ----             ----             ----              ----
Revenue:
Revenue                                                            $ 15,877         $  9,113         $ 42,818         $ 34,343
Revenue, related parties                                                  -            5,604            1,310           15,327
                                                                   --------         --------         --------         --------
           Total revenue                                             15,877           14,717           44,128           49,670

Cost of revenue                                                      13,633           14,150           40,246           55,834
Impairment of long-lived assets                                           -           (3,985)               -           30,600
                                                                   --------         --------         --------         --------
           Total cost of revenue                                     13,633           10,165           40,246           86,434
                                                                   --------         --------         --------         --------
           Gross margin (deficit)                                     2,244            4,552            3,882          (36,764)

Operating expenses:
       Product development                                              121            1,003              624            4,925
       Selling and marketing                                          1,367            2,731            3,632            7,869
       General and administrative                                     4,729            2,622           12,949           16,543
       Cost associated with abandoned leased facilities and
          restructuring/impairment                                    3,819           (2,495)           6,127           (2,495)
                                                                   --------         --------         --------         --------
           Total operating expenses                                  10,036            3,861           23,332           26,842
                                                                   --------         --------         --------         --------
           Loss from operations                                      (7,792)             691          (19,450)         (63,606)

Other Expense                                                        (3,200)          (2,735)         (20,539)          (9,557)
                                                                   --------         --------         --------         --------
Net loss                                                           $(10,992)        $ (2,044)        $(39,989)        $(73,163)
                                                                   ========         ========         ========         ========

Basic and diluted net loss per common share                        $  (0.86)        $  (0.35)        $  (4.17)        $ (13.95)
                                                                   ========         ========         ========         ========
Basic and diluted weighted average number of common
  shares outstanding                                                 12,845            5,917            9,587            5,243
                                                                   ========         ========         ========         ========